Exhibit 99.1

NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
April 25, 2025

FOR MORE INFORMATION, CONTACT:
J.W. Kiser
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES FIRST QUARTER RESULTS

Honaker, Virginia – April 25, 2025

Highlights

- Net income for the first quarter of 2025 was $1.9 million, or $0.08 per basic and diluted share;
- Net interest margin was 3.69% for the first quarter of 2025 compared to 3.48% for the first quarter of 2024;
- Total gross loans were $670.7 million as of March 31, 2025, an increase of $13.2 million, or 8.14% annualized, from $657.5 million as of December 31, 2024;
- Total deposits increased $26.9 million, or 14.53% annualized, during the three-months ended March 31, 2025;
- A cash dividend of $0.08 per share was paid to shareholders, a 14.29% increase over the 2024 dividend; and
- New Peoples Bank remains well-capitalized with a leverage ratio of 10.67% as of March 31, 2024.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCBB: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced first quarter 2025 net income of $1.9 million, or $0.08 per share, as compared to $1.8 million, or $0.08 per share, for the first quarter of 2024, an increase of $122,000 or 6.83%.

J.W. Kiser, President and CEO of the Company, stated, "We are pleased to report net income of $1.9 million for the first quarter of 2025. Net interest income showed improvement for the quarter compared to the fourth quarter of 2024 and the first quarter of 2024 due to asset and deposit growth as well as expansion in our net interest margin which improved to 3.69% for the first quarter of 2025. In March we increased our annual dividend payment by 14% to $0.08 per share; marking the fourth year of dividend growth. In February 2025 our loan origination office in Wythe County, Virginia opened, and initial results are encouraging. Lastly, we anticipate completing the conversion of our core operating system to Jack Henry & Associates during the fourth quarter of 2025. This transition will enable us to deliver a superior customer experience through enhanced digital services and improve operational efficiency. We are excited by our start to the year and are committed to continuing this improvement throughout 2025".

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended March 31, 2025 was $7.6 million, an increase of $680,000, or 9.81%, when compared to the quarter ended March 31, 2024. During the first quarter of 2025, interest income increased $737,000 to $11.4 million due to the combination of an increase of 19 basis points ("bps") in the yield on earning assets to 5.51% and a $32.7 million increase in the average balance of earning assets. The loan portfolio was the primary driver of both increases, as the yield rose 27 bps to 6.10%, while the average balance increased $23.5 million for the comparative quarters ending March 31, 2025 and 2024. Investment securities contributed $172,000 as the average balance, excluding the unrealized loss, increased $6.7 million and the yield rose 52 bps, as we reinvest cash flows and grow the portfolio in a higher interest rate environment. The increased interest income was partially offset by increased interest expense which rose $57,000 to $3.7 million during the first quarter of 2025 as compared to $3.7 million reported for the same period in 2024. Interest-bearing deposits accounted for $298,000 of the increase as the average rate increased 7 bps and the average balance increased $37.0 million for the comparative quarters ending March 31, 2025 and 2024. The increase attributable to interest-bearing deposits was partially offset

by a decrease in the cost of borrowed funds, which decreased 57 bps to 5.26%, as the related interest expense decreased $241,000. The decline was due to the decreased average balance related to a $10 million borrowing from the Federal Reserve Bank under the Bank Term Funding Program that was repaid in October 2024, combined with $4.2 million in principal payments made on trust preferred securities in October 2024 and January 2025. In addition, the variable rate paid on the trust preferred securities decreased as overnight and short-term borrowing rates declined during the last half of 2024. As a result, the cost of total interest-bearing liabilities decreased 4 bps to 2.73% during the first quarter of 2025 as compared to the first quarter of 2024. The net interest margin increased 21 bps to 3.69% for the quarter ending March 31, 2025, as compared to 3.48% for the same period in 2024 due to the increase in the yield on earning assets outpacing the cost of funds.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended March 31, 2025 was $259,000 compared to a net reversal of $43,000 for the three months ended March 31, 2024. The March 2025 provision reflects the impact of valuation allowances for two specifically assessed borrower relationships, while the reversal recorded in 2024, was due to the resolution of a loan relationship for which a specific allowance allocation had been assigned. Also, the provision for credit losses on unfunded commitments was $92,000 for the first quarter of 2025 due to growth in construction loans which are expected to be drawn over the next 12-18 months.

As discussed in prior reports, on September 27, 2024, Hurricane Helene passed through western North Carolina, southwest Virginia and northeast Tennessee, causing flood and wind damage in its path. We have assessed the impact of this event on our customers and any collateral securing outstanding loans and adjusted the allowance for credit losses. As we work with customers impacted by this natural disaster, we have provided short-term payment deferrals to affected borrowers. At this time, we are not aware of any widespread impairment of collateral, but we continue to monitor the effects of this event and will address any situations as needed.

Noninterest Income

Noninterest income increased $92,000 to $2.4 million for the quarter ended March 31, 2025 from $2.3 million for the comparable quarter in 2024. Modest decreases in earnings from service charges and card processing activities totaling $71,000 were offset by a branded card incentive payment of $141,000. Modest decreases in service charges and card processing revenues over the past several quarters result from changes in customer spending habits.

Noninterest Expense

Noninterest expense was $7.3 million for the quarter ended March 31, 2025 compared to $7.0 million for the quarter ended March 31, 2024. The $295,000 dollar increase resulted from increases in salaries and benefits, and occupancy costs, which combined for an increase of $266,000, and increases in advertising and ATM network expenses which combined for an increase of $66,000. The increase in salaries and benefits is attributed to normal recurring salary adjustments and staffing costs for the recently opened loan production office. Occupancy costs were impacted by $47,000 in costs incurred in "refreshing" a branch office and $42,000 in costs for snow and ice removal to keep our branch locations open and safe during the winter storms. ATM and card processing expense increases of $52,000 related to normal recurring cost increases, while advertising increases were due to product and service marketing efforts and costs incurred for a brand update. These increases were partially offset by a combined decrease of $31,000 in loan and loan related expenses and other operating expenses.

<u>Balance Sheet</u>

Total assets as of March 31, 2025 were $880.7 million, an increase of $25.8 million, or 12.25% annualized, from $854.9 million as of December 31, 2024. Gross loans of $670.7 million as of March 31, 2024 reflected an increase of $13.2 million from $657.5 million as of December 31, 2024. Liquid assets in the form of cash and cash equivalents increased $15.6 million, or 93.57% annualized, during the first quarter of 2025. Investment securities increased $2.6 million during the first three months of 2025 due to purchases of $2.9 million, and a decrease in the unrealized loss on available-for-sale securities of $2.4 million which more than offset maturities, payments and amortization of $2.7 million.

Deposits totaled $776.9 million as of March 31, 2025 compared to $750.0 million as of December 31, 2024. The increase of $26.9 million, or 14.53% annualized, was due to efforts to attract and retain time deposits and money

market account relationships, combined with cyclical funds inflows. As a result of these efforts and seasonality, total time deposits increased $3.9 million, money market accounts increased $10.0 million, and noninterest bearing deposits increased $9.1 million during the first quarter of 2025. The increase in time and money market deposits contributed to the increase in our cost of interest-bearing deposits, which increased 7 bps to 2.62% for the three months ended March 31, 2025, as compared to the same period in 2024, as previously discussed, due to the shift in the mix of the deposit portfolio as average deposit growth over the last year has mainly occurred in the higher-rate products as depositors seek to maximize their return on these deposits.

As of March 31, 2025, borrowed funds totaled $22.0 million, a decrease of $3.0 million from December 31, 2024. Since December 31, 2024, a $3.0 million principal reduction was paid toward outstanding trust preferred securities. This repayment, made from available liquidity, will improve net interest income and the net interest margin in future periods.

Capital

During the first three months of 2025, total shareholders' equity increased $1.8 million to $72.6 million as of March 31, 2025, due to net income of $1.9 million and a decrease in the net unrealized loss on available-for-sale securities of $1.9 million. These increases to capital were offset by dividends paid to shareholders of $1.9 million, and the repurchase of common stock totaling $68,000. Consequently, book value per share increased to $3.07 as of March 31, 2025, compared to $2.99 as of December 31, 2024. The Bank remains well capitalized per regulatory guidance.

On January 24, 2025, the Board of Directors extended the repurchase of up to 500,000 shares of the Company's common stock through March 31, 2026. During the first quarter of 2025 the Company repurchased 22,777 shares at an average price of $3.00 per share. Since the commencement of the repurchase plan in 2022, 308,139 shares have been repurchased at an average price of $2.46 per share.

Asset Quality

The allowance for credit losses was $7.8 million, or 1.17% as a percentage of total loans, as of March 31, 2025, and $7.7 million, or 1.17%, as of December 31, 2024. The allowance for credit losses on unfunded commitments was $496,000 as of March 31, 2025, as compared to $404,000 at December 31, 2024. The increase in the allowance for credit losses on unfunded commitments was due to an increase in loan commitments, specifically residential and commercial real estate construction loan commitments.

Annualized net charge-offs (recoveries) as a percentage of average loans were 0.01% during the first three months of 2025 compared to 0.02% during the fourth quarter of 2024 and (0.09)% during the first quarter of 2024.

Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $4.6 million as of March 31, 2025, an increase of $1.2 million, or 35.83%, since year-end 2024. Nonaccrual loans increased $1.2 million during the first three months of 2025 due principally to a single loan relationship totaling $802,000 being placed in nonaccrual status. Nonperforming assets as a percentage of total assets were 0.52% as of March 31, 2025, and 0.39% as of December 31, 2024.

Other real estate owned decreased $30,000 to $57,000 as of March 31, 2025, compared to December 31, 2024, due to the sale of a property during the first quarter of 2025. Expenses associated with other real estate owned were $1,000 for the three months ended March 31, 2025, compared to expenses of $4,000 during the three months ended March 31, 2024.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) deposit flows and competition for deposits; (xvii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xviii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xix) geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, international hostilities, or actions taken by the U.S. or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the U.S. and abroad; (xx) technology utilized by the Company, including the successful core operating system conversion in 2025; (xxi) the Company's ability to successfully manage cyber security, including generative artificial intelligence risks; (xxii) our ability to assist in managing third party fraud against customer accounts including but not limited to check, credit and debit card, and electronic funds transfer fraud; (xxiii) the Company's reliance on third-party vendors and correspondent banks; (xxiv) changes in generally accepted accounting principles; (xxv) changes in governmental regulations, tax rates and similar matters; (xxvi) disruptions in the financial services industry or individual financial institutions and the subsequent media attention that could impact our customers' behavior; and (xxvii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 THROUGH MARCH 31, 2024
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Interest income on loans, including fees	$ 9,912	$ 9,892	$ 9,728	$ 9,374	$ 9,213
Interest income on investment securities	702	648	610	583	530
Interest income and dividends on all other	737	921	1,209	1,054	871
Total interest and dividend income	11,351	11,461	11,547	11,011	10,614
Interest expense on deposits	3,449	3,655	3,832	3,508	3,151
Total interest expense	3,741	4,021	4,366	4,041	3,684
Net interest income	7,610	7,440	7,181	6,970	6,930
Provision for credit losses	259	147	49	472	(43)
Net interest income after provision for credit losses	7,351	7,293	7,132	6,498	6,973
Total non-interest income	2,413	3,975	2,426	2,532	2,321
Total non-interest expenses	7,272	8,153	6,829	6,838	6,977
Income tax expense	584	489	621	508	531
Net income	$ 1,908	$ 2,626	$ 2,108	$ 1,684	$ 1,786
Basic and diluted income per share	$ 0.08	$ 0.11	$ 0.09	$ 0.07	$ 0.08

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	March 31, 2025	March 31, 2024
Interest income on loans, including fees	$ 9,912	$ 9,213
Interest income on investment securities	702	530
Interest income and dividends on all other	737	871
Total interest and dividend income	11,351	10,614
Interest expense on deposits	3,449	3,151
Total interest expense	3,741	3,684
Net interest income	7,610	6,930
Provision for credit losses	259	(43)
Net interest income after provision for credit losses	7,351	6,973
Total non-interest income	2,413	2,321
Total non-interest expenses	7,272	6,977
Income tax expense	584	531
Net income	$ 1,908	$ 1,786
Basic and diluted income per share	$ 0.08	$ 0.08
Return on average shareholders' equity	10.78%	11.11%
Return on average assets	0.90%	0.86%

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Key Performance Ratios					
Earning assets yield	5.51%	5.48%	5.51%	5.38%	5.32%
Cost of interest-bearing liabilities	2.73%	2.90%	3.08%	2.94%	2.77%
Cost of funds	1.94%	2.03%	2.19%	2.08%	1.95%
Net interest margin	3.69%	3.56%	3.43%	3.41%	3.48%
Return on average shareholders' equity	10.78%	14.84%	12.35%	10.56%	11.11%
Return on average assets	0.90%	1.21%	0.97%	0.79%	0.86%
Efficiency ratio[#]	72.53%	71.42%	71.10%	71.96%	75.42%
Loan to deposit ratio	86.34%	87.67%	84.65%	86.10%	86.21%
Asset Quality					
Allowance for credit losses to total loans	1.17%	1.17%	1.19%	1.21%	1.16%
Net (recoveries) charge-offs to average loans, annualized	0.01%	0.02%	0.05%	0.06%	(0.09)%
Nonaccrual loans to total loans	0.67%	0.50%	0.62%	0.85%	0.87%
Nonperforming assets to total assets	0.52%	0.39%	0.58%	0.65%	0.67%
Capital Ratios (Bank Only)					
Tier 1 leverage	10.67%	10.70%	10.84%	10.71%	10.91%
Tier 1 risk-based capital	14.61%	14.94%	15.65%	15.49%	15.29%
Total risk-based capital	15.86%	16.19%	16.90%	16.74%	16.54%
Total common equity tier 1 capital	14.61%	14.94%	15.65%	15.49%	15.29%

[#]- The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance but cautions that such information should not be viewed as a substitute for GAAP. A comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED MARCH 31, 2025 THROUGH MARCH 31, 2024
(IN THOUSANDS)
(UNAUDITED)

Dollars in thousands	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**	**June 30, 2024**	**March 31, 2024**
Total cash and cash equivalents	$ 83,280	$ 67,668	$ 103,727	$ 88,804	$ 88,849
Investment securities available-for-sale	98,625	95,984	96,564	92,269	89,014
Loans receivable	670,731	657,536	646,356	639,934	638,594
Allowance for credit losses	(7,832)	(7,684)	(7,670)	(7,727)	(7,406)
Total assets	880,747	854,925	880,295	854,670	850,488
Total deposits	776,850	749,982	763,564	743,228	740,779
Borrowed funds	21,986	24,986	36,186	36,186	36,186
Total liabilities	808,175	784,184	809,234	788,439	786,473
Total shareholders’ equity	72,572	70,741	71,061	66,231	64,015

NEW PEOPLES BANKSHARES, INC.
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCES, INCOME, EXPENSE, AND YIELDS AND RATES
THREE MONTHS ENDED MARCH 31,
(IN THOUSANDS)

	2025			2024		
(Dollars are in thousands)	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
ASSETS						
Loans [1][2]	$ 659,022	$ 9,912	6.10%	$ 635,571	$ 9,213	5.83%
Federal funds sold	139	2	4.40%	121	2	5.31%
Interest bearing deposits in other banks	64,406	692	4.36%	61,940	826	5.36%
Taxable investment securities	111,306	745	2.71%	104,566	573	2.19%
Total earning assets	834,873	11,351	5.51%	802,198	10,614	5.32%
Less: Allowance for credit losses	(7,788)			(7,426)		
Non-earning assets	37,411			38,791		
Total assets	$ 864,496			$ 833,563		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 72,394	$ 137	0.77%	$ 72,144	$ 137	0.76%
Savings and money market deposits	186,941	779	1.69%	160,832	543	1.36%
Time deposits	274,564	2,533	3.74%	263,972	2,471	3.76%
Total interest-bearing deposits	533,899	3,449	2.62%	496,948	3,151	2.55%
Other borrowings	10,000	88	3.51%	20,000	209	4.13%
Trust preferred securities	12,186	204	6.69%	16,186	324	7.91%
Total borrowed funds	22,186	292	5.26%	36,186	533	5.83%
Total interest-bearing liabilities	556,085	3,741	2.73%	533,134	3,684	2.77%
Non-interest-bearing deposits	227,045			226,246		
Other liabilities	9,580			9,519		
Total liabilities	792,710			768,8993		
Shareholders' equity	71,786			64,664		
Total liabilities and shareholders' equity	$ 864,496			833,563		
Net interest income		$ 7,610			$ 6,930	
Net interest margin			3.69%			3.48%
Net interest spread			2.78%			2.55%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.

(2) Tax exempt income is not significant and has been treated as fully taxable.